EXHIBIT 99.1

FOR IMMEDIATE RELEASE	April 14, 2005

PROPEX FABRICS INC. ANNOUNCES 2004 FINANCIAL RESULTS

Austell, Georgia, April 14, 2005 – Propex Fabrics Inc. today announced 2004 yearly financial results.

Business Combination

Prior to December 1, 2004, we were owned by BP p.l.c. and operated under the name of Amoco Fabrics and Fibers Company in the U.S. and other names in our international locations. We were acquired by an investor group that includes investment entities affiliated with The Sterling Group, L.P., Genstar Capital, L.P., and Laminar Direct Capital, L.P., BNP Paribas Private Capital Group, through Paribas North America Inc., certain members of our senior management and certain other investors on December 1, 2004, and became a stand-alone company operating under the name Propex Fabrics Inc.

The following table presents supplemental pro forma information for each of the two years ended December 31, 2004 and 2003 as if the acquisition had been completed as of the beginning of each respective period. Pro forma adjustments are based on preliminary estimates and assumptions and include the impact of:

•	The conversion from LIFO to FIFO accounting;

•	Postretirement benefit cost reductions due to BP retaining liability for the current retiree eligible employees and our limiting the remaining plan;

•	Pension cost reductions due to BP retaining certain German pension liabilities;

•	Reduced depreciation resulting from purchase accounting adjustments to reduce the value of long- lived assets resulting from the allocation of negative goodwill;

•	Amortization of the new non-compete agreement between us and BP and other intangibles newly created as a result of the acquisition; and

•	Substitution of the new debt structure in place of the prior affiliate debt.

	For the year ended December 31,		% Increase/ (Decrease)
	(dollars in millions)
	2004	2003
Income before income taxes	$8.3	$14.6	(43.2)%
Pro forma interest expense	22.4	22.4
Pro forma depreciation and amortization	18.0	18.0
Other pro forma adjustments	7.4	2.8

Pro forma income before interest, income taxes, depreciation and amortization (Pro forma EBITDA)(a)	$56.1	$57.8	(2.9)%

(a) –	Pro forma EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. Pro forma EBITDA is not a measure of performance under GAAP. We believe that pro forma EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA and pro forma EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA. However, pro forma EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and pro forma EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

Pro forma interest expense relates to our new $150 million 10% Senior Notes due 2012, the $110 million Senior Secured Term Loan due 2011 and amounts drawn under the Revolving Credit Facility due 2009.

Revenue

Total revenue increased by 16.7% in 2004 to $609.6 million. The increase in North American furnishings revenue in 2004 was primarily due to higher U.S. carpet backing sales volumes and prices, as we increased carpet backing pricing to reflect rising raw material prices. We experienced significantly higher volumes across industrial fabrics products, particularly geotextile products. The Europe geographic region experienced 2004 revenue growth as a result of higher sales volumes, a strong European economy and the strengthening of the euro versus the U.S. dollar. Brazilian net revenue, primarily consisting of industrial fabrics, benefited from increased manufacturing capacity, a growing Brazilian economy and strengthening of the Brazilian real versus the U.S. dollar.

The following table summarizes revenue performance in 2004 versus 2003:

	Year ended December 31,			% Increase
	(dollars in millions)
Net revenue	2004	2003
North America
Furnishings	$354.7	$313.6		13.1%
Industrial Fabrics	122.9	101.3		21.3%
Europe	93.0	80.3		15.8%
Brazil	39.0	25.3		54.2%
Other	—	1. 8	(a)	—

Total net revenue	$609.6	$522.3		16.7%

(a) - Represents net revenue from the discontinued Australian operations.

Cost of Sales

Cost of sales increased 19.0% from $454.5 million in 2003 to $540.9 million in 2004. The increase in cost of sales primarily reflects the significant increase in the cost of polypropylene, along with additional variable costs associated with an increase in sales volume, the currency impact of the weaker U.S. dollar versus both the euro and the Brazilian real, significantly higher post-retirement benefit costs for our predecessor company and initial amortization of purchase accounting-related fair value adjustments. As a percentage of net revenue, cost of sales increased from 87.0% in 2003 to 88.7% in 2004. Notwithstanding our ability to pass along the majority of the increased resin costs, raw materials still increased as a percentage of our overall cost of sales and revenue.

Income Before Interest and Taxes

Total income before interest and taxes decreased 21.5% in 2004 to $15.7 million from $20.0 million in 2003. North America furnishings segment income decreased from $39.6 million in 2003 to $29.0 million in 2004 due to delays in passing along the rapidly increasing raw material prices, particularly to our furniture and bedding customers, and $3.8 million higher post-retirement and other benefit costs. North America industrial fabrics segment income improved from a $12.7 million loss in 2003 to an $8.7 million loss in 2004, primarily due to an improvement in geotextile volumes and partially offset by rising polypropylene prices that outpaced our increases in product pricing during the period. Europe segment losses narrowed from $2.9 million in 2003 to $1.0 million in 2004. In addition to an increase in volumes, performance improved due to cost reductions resulting from restructuring efforts at our Gronau, Germany facility. Brazil segment income increased from $4.1 million in 2003 to $6.4 million in 2004 reflecting both the significantly higher volumes resulting from our Curitiba, Brazil plant expansion and our improved product mix with a greater focus on higher margin products. Australia and other segment income was $2.0 million in 2003. There was no comparable segment income for 2004 due to the closure of our Liverpool, Australia facility.

	Year ended December 31,		% Increase / (Decrease)
	(dollars in millions)
Income before interest and taxes	2004	2003
North America
Furnishings	$29.0	$39.6	(26.8)%
Industrial Fabrics	(8.7)	(12.7)	(c	)
Europe	(1.0)	(2.9)	(c	)
Brazil	6.4	4.1	56.1%
Other	—	2.0 (a)	—
LIFO adjustment	(5.9)	(7.1)	(c	)
Parent costs (b)	(4.1)	(3.0)	(c	)

Income before interest and taxes	$15.7	$20.0	(21.5)%

(a) – Related to the discontinued Australian operations.

(b) – Represents BP corporate cost allocations prior to the acquisition.

(c) – Percentage change not meaningful on negative figures.

Selected Financial Data

The following table provides a comparison of income before income and taxes, income before income taxes and net income:

	For the year ended December 31,		% Increase/ (Decrease)
	(dollars in millions)
Selected financial data	2004	2003
Income before interest and taxes	$15.7	$20.0	(21.5)%
Interest expense, net	7.4	5.4	37.0%

Income before income taxes	8.3	14.6	(43.2)%
Income taxes	3.3	5.5	(40.0)%

Net Income	$5.0	$9.1	(45.1)%

Unit net spread, $/square yard (a)	$.132	$.129	2.3%

(a) – Unit net spread is defined as revenue less raw material cost on a per square yard basis.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Fabrics Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

The Company has been engaged in the textile industry since 1884 and formerly operated under the name Amoco Fabrics and Fibers Company in the U.S. and by other names in international locations, also known as the BP Fabrics and Fibers Business, from 1968 until December 1, 2004, and since then as Propex Fabrics Inc.